Exhibit 22.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

As of the date of the registration statement of which this Exhibit 22.1 forms a part, the following wholly-owned subsidiaries of Smurfit Westrock plc may be the issuer and/or a subsidiary guarantor of any debt securities issued pursuant to the indenture to be entered into among Smurfit Westrock plc, as issuer or guarantor, the issuers and subsidiary guarantors listed below, and Deutsche Bank Trust Company Americas, as trustee:

Issuers and/or Subsidiary Guarantors	Jurisdiction of Incorporation or Organization
Smurfit Kappa Treasury Unlimited Company	Ireland

Smurfit Westrock Financing Designated Activity Company	Ireland

Subsidiary Guarantors	Jurisdiction of Incorporation or Organization
Smurfit Kappa Treasury Unlimited Company	Ireland
Smurfit Westrock Financing Designated Activity Company	Ireland
Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group Limited	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
Smurfit International B.V.	Netherlands
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WestRock RKT, LLC	Georgia
WRKCo Inc.	Delaware